Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Investor Relations: Rainey Mancini rmancini@estee.com Media Relations: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES TO ISSUE $2.0 BILLION OF SENIOR NOTES

New York, NY, May 9, 2023 -- The Estée Lauder Companies Inc. (NYSE: EL) today announced the offering and pricing of $700 million aggregate principal amount of its 4.375% Senior Notes due 2028, $700 million aggregate principal amount of its 4.650% Senior Notes due 2033 and $600 million aggregate principal amount of its 5.150% Senior Notes due 2053.

The offering was made pursuant to an effective registration statement filed by The Estée Lauder Companies Inc. with the Securities and Exchange Commission on May 20, 2021. The closing of the offering is expected to occur on or about May 12, 2023.

The Company intends to use the net proceeds of the offering for general corporate purposes, which may include operating expenses, working capital, capital expenditures and redemption and repayment of short-term or long-term borrowings, including outstanding commercial paper as it matures. Pending any specific application, the Company may initially invest funds in short-term marketable securities.

BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, BNP Paribas Securities Corp. and MUFG Securities Americas Inc. are the joint book-running managers for the offering. Copies of the prospectus supplement and accompanying prospectus may be obtained, when available, by contacting BofA Securities, Inc., 201 North Tryon Street, NC1-022-02-25, Charlotte, NC 28255-0001, Attn: Prospectus Department, by calling toll free 1-800-294-1322; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by calling toll free 1-800-831-9146 or by emailing prospectus@citi.com or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling 1-866-803-9204.

An electronic copy of the prospectus supplement and accompanying prospectus will also be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of these notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the notes became effective on May 20, 2021, and this offering is being made by means of a prospectus supplement.

About The Estée Lauder Companies Inc.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers, and sellers of quality skin care, makeup, fragrance, and hair care products, and is a steward of outstanding luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.